Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
FLY LEASING LIMITED
UP TO $75,000,000 IN AGGREGATE PURCHASE PRICE OF ITS COMMON SHARES HELD IN THE
FORM OF AMERICAN DEPOSITARY SHARES
AT A PURCHASE PRICE NOT LESS THAN $12.70
AND NOT GREATER THAN $14.25 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 16, 2015, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Fly Leasing Limited, a Bermuda exempted company (“Fly,” the “Company,” “we” or “us”), invites our shareholders to tender our common shares, $0.001 par value per share, held by them in the form of American Depositary Shares (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholder of not less than $12.70 and not greater than $14.25 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.03 per Share accepted for purchase in the offer that will be paid to Deutsche Bank Trust Company Americas, our depositary, and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”). We are offering to purchase Shares having an aggregate purchase price of up to $75,000,000. Shareholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $12.70 per Share for purposes of determining the Purchase Price. Shareholders who validly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Promptly after the Expiration Time, assuming the conditions of the Offer have been satisfied or waived, we will determine, upon the terms of the Offer, a single price per Share (the “Purchase Price”), which will be not less than $12.70 and not greater than $14.25 per Share, that we will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price per Share of not less than $12.70 and not greater than $14.25 that will enable us to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $75,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $75,000,000. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering shareholder.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $75,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

At the maximum Purchase Price of $14.25 per Share, we would purchase approximately 5,263,158 Shares if the Offer is fully subscribed, which would represent approximately 12.79% of the issued and outstanding Shares as of November 11, 2015, the last full trading day before we announced our intention to make the Offer. At the minimum Purchase Price of $12.70 per Share, we would purchase approximately 5,905,512 Shares if the Offer is fully subscribed, which would represent approximately 14.35% of our issued and outstanding Shares as of November 11, 2015.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other conditions. See Section 6.

The Shares are listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “FLY.” On November 11, 2015, the last full trading day prior to the day we announced our intention to make the Offer, the closing price of the Shares was $13.15 per Share. On November 16, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares was $13.57 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer. See Section 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact Wells Fargo Securities, LLC, the dealer manager for the Offer (the “Dealer Manager”), or D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

Offer to Purchase, dated November 17, 2015

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, FLY LEASING MANAGEMENT CO. LIMITED (THE “MANAGER”), THE DEALER MANAGER, THE INFORMATION AGENT, DEUTSCHE BANK TRUST COMPANY AMERICAS (THE “DEPOSITARY”), THE TENDERING AGENT (AS DEFINED BELOW) OR ANY OF THEIR AFFILIATES, OR ANY SHAREHOLDERS OF THE COMPANY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER, AND AT WHAT PRICE OR PRICES, TO TENDER YOUR SHARES PURSUANT TO THE OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR.

If you wish to tender all or any portion of your Shares, you must do one of the following before the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;
•	if you hold American Depositary Receipts (“ADRs”) evidencing your ownership of Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, ADRs for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Tendering Agent for the Offer (the “Tendering Agent”), at the applicable address shown on the back cover of this Offer to Purchase; or
•	if you are an institution participating in The Depository Trust Company (“DTC”), and you hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

In addition, if you wish to tender your Shares but (i) the ADRs for your Shares are not immediately available or cannot be delivered to the Tendering Agent by the Expiration Time, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Time, or (iii) your other required documents cannot be delivered to the Tendering Agent by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the likelihood that your Shares will be purchased by us, you should validly tender your Shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $12.70 per Share for purposes of determining the Purchase Price. You should understand that this election may lower the Purchase Price which is to be paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $12.70 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on November 16, 2015, the last full trading day before we commenced the Offer, when the closing market price for the Shares on the NYSE was $13.57. See Section 3.

WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY VALID APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE

APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF SHARES RESIDING IN THAT JURISDICTION WITHIN THE UNITED STATES. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF FLY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY, THE TENDERING AGENT OR THE INFORMATION AGENT.

If you have questions or need assistance, you should contact Wells Fargo Securities, LLC, the Dealer Manager for the Offer, or D.F. King & Co., Inc., the Information Agent for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer materials, you should contact the Information Agent.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain information from this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent as they are described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other Offer materials. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Fly Leasing Limited, is offering to purchase your Shares. See Section 1.

How many Shares is Fly offering to purchase?

Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price, Shares validly tendered in the Offer and not validly withdrawn, up to a maximum aggregate purchase price of $75,000,000. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. See Sections 1 and 2.

At the maximum Purchase Price of $14.25 per Share, we would purchase approximately 5,263,158 Shares if the Offer is fully subscribed, which would represent approximately 12.79% of the issued and outstanding Shares as of November 11, 2015, the last full trading day before we announced our intention to make the Offer. At the minimum Purchase Price of $12.70 per Share, we would purchase approximately 5,905,512 Shares if the Offer is fully subscribed, which would represent approximately 14.35% of the issued and outstanding Shares as of November 11, 2015.

In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate Purchase Price of more than $75,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

The Offer is not conditioned on receipt of financing or any minimum number of Shares being tendered by shareholders, but is subject to certain other conditions. See Section 6.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $12.70 to $14.25 per Share. You also may elect to make a Purchase Price Tender, meaning that you will accept the Purchase Price that we determine pursuant to the terms of the Offer. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at the minimum price per Share under the Offer of $12.70 for purposes of determining the Purchase Price. See Section 1.

We will select the single lowest purchase price (in multiples of $0.05) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase Shares having an aggregate purchase price of up to $75,000,000 or, if Shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. All Shares acquired in the Offer will be purchased at the Purchase Price, even from shareholders who have selected a price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If your Shares are purchased in the Offer, you will receive the Purchase Price for each of the Shares you tender pursuant to the Offer, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.03 per Share accepted for purchase in the Offer that will be paid to the Depositary, and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment.

How will Fly pay for the Shares?

The maximum aggregate purchase price for the Shares purchased in the Offer will be $75,000,000. We intend to fund the purchase of Shares in the Offer using our existing cash and cash equivalents. See Section 8.

What is the purpose of the Offer?

On November 12, 2015, we announced that our Board of Directors approved the elimination of dividend payments on our Shares and authorized a new program to repurchase up to $100,000,000 of Shares. This Offer is one component of that program. We believe that we can generate greater long-term value for shareholders by investing our cash flow from operations in aircraft acquisitions that are accretive to earnings and cash flow on a per share basis, and returning cash to our shareholders through share repurchases rather than periodic dividends. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. The repurchase of Shares pursuant to the Offer and the subsequent purchases in open-market transactions or otherwise demonstrate our commitment to shareholder value creation.

In determining to authorize the share repurchase program and the Offer, our Board of Directors considered a broad range of factors, including the aggregate fair market value of our assets and the total amount of our liabilities (including contingent liabilities), the amount of excess capital we have available to return to shareholders, market conditions, our financial condition, operations, liquidity and capital needs, strategy and expectations for the future, the current and historical market prices of our Shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business, the securities markets generally and our ability to continue to execute our aircraft acquisition program and to meet our liabilities.

Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitation fees and stock transfer taxes) and is consistent with our goal of shareholder value creation. Shareholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances, if any, will exceed our capital requirements for normal operations, capital expenditures, debt maintenance and acquisitions and other opportunities for growth that may arise. See Section 2 for additional information about the purpose of the Offer.

How long do I have to tender my Shares?

Shares may be tendered at any time until the Expiration Time. The Offer will expire at 5:00 P.M., New York City time, on Wednesday, December 16, 2015, unless we extend the Offer. See Sections 1 and 14.

If brokers, dealers, commercial banks, trust companies or other nominees hold your Shares, it is likely that they will require you to meet an earlier deadline for accepting the Offer. We recommend that beneficial owners holding Shares through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also terminate the Offer under certain circumstances and subject to applicable law. See Sections 6 and 14.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension and the new Expiration Time no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration

Time. We will announce any amendment to, or termination of, the Offer by making a public announcement of the amendment or termination. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Time, including but not limited to:

•	No action, suit or proceeding shall have been instituted, threatened, pending or taken that, in our reasonable judgment, among other things, prohibits or otherwise affects the making of the Offer or could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;
•	No change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or that otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, shall have occurred;
•	No commencement or material escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, in our reasonable judgment, shall have occurred directly or indirectly involving the United States, Ireland or Bermuda on or after November 16, 2015;
•	No decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the NASDAQ Composite Index, the Dow Jones Industrial Average, the New York Stock Exchange Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 16, 2015 shall have occurred;
•	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;
•	No legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), shall have passed either the U.S. House of Representatives or the Senate or otherwise shall be pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;
•	No legislation amending Irish or Bermudan tax laws shall have been passed or otherwise shall be pending, the effect of which would be to change the Irish or Bermudan tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;
•	No person shall have commenced, proposed or announced or have publicly disclosed a tender or exchange offer (other than this Offer) for any or all of the Shares, any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	No entity, “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before November 16, 2015), and no entity, group or person who has made such a filing before November 16, 2015 shall acquire or propose to acquire (other than by virtue of the Offer or as disclosed in this Offer to Purchase) beneficial ownership of an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;
•	No change or changes shall have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares or on the benefits we expect to receive from the Offer;
•	No statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, among other things, in our reasonable judgment, could be expected to prohibit, restrict or delay consummation of the Offer; and
•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held by fewer than 400 persons.

For a more detailed discussion of these and other conditions to the Offer, please see Section 6.

How will the Offer affect the number of Shares outstanding and the number of record holders of Fly?

As of November 11, 2015, the trading day before we announced our intention to make the Offer, we had 41,162,354 issued and outstanding Shares. At the maximum Purchase Price of $14.25 per Share, we would purchase approximately 5,263,158 Shares if the Offer is fully subscribed, which would represent approximately 12.79% of our issued and outstanding Shares as of November 11, 2015. At the minimum Purchase Price of $12.70 per Share, we would purchase approximately 5,905,512 Shares if the Offer is fully subscribed, which would represent approximately 14.35% of our issued and outstanding Shares as of November 11, 2015.

If the Offer is fully subscribed at the maximum Purchase Price, we will have approximately 35,827,786 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price, we will have approximately 35,185,432 Shares issued and outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares issued and outstanding at such time will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.

If any of our shareholders:

•	who hold Shares in their own name as holders of record, or
•	who are “registered holders” as participants in the DTC system whose names appear on a security position listing,

tender his, her or its Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2. The Offer is conditioned upon the Shares not being held by fewer than 400 persons following the consummation of the Offer. See Section 6.

Following the Offer, will Fly continue as a public company?

Yes. We do not expect the completion of the Offer in accordance with its terms and conditions to cause our securities to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. The Offer is conditioned upon our not having made the determination that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held by fewer than 400 persons.

How do I tender my Shares?

•	If you hold ADRs evidencing your ownership of Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message (as defined below) and deliver it, together with any required signature guarantees, ADRs for your Shares and any other documents required by the Letter of Transmittal, to the Tendering Agent before 5:00 P.M., New York City time, on Wednesday, December 16, 2015, or such later time and date to which we may extend the Offer;
•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact such nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal; or
•	If you are an institution participating in DTC and hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you wish to tender your Shares, but (i) the ADRs for your Shares are not immediately available or cannot be delivered to the Tendering Agent by the Expiration Time, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (iii) your other required documents cannot be delivered to the Tendering Agent by the Expiration Time, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so.

However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

If you hold fewer than 100 Shares and wish to receive the proration preference accorded to tenders of Odd Lot (as defined in Section 1), then you must tender all of your Shares.

How do I withdraw Shares previously tendered?

You must deliver written notice of your withdrawal to the Tendering Agent at the applicable address appearing on the back cover page of this Offer to Purchase at any time before 5:00 P.M., New York City time, on Wednesday, December 16, 2015, or at such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on January 14, 2016. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 5:00 P.M., New York City time, on Wednesday, December 16, 2015, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on January 14, 2016. Please be advised that any nominee holding your Shares (i.e., brokers, dealers, commercial banks, trust companies or other nominees) may have its own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any such nominee holding your Shares to determine its deadline for withdrawing your Shares. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if Shares with an aggregate purchase price exceeding $75,000,000 are tendered at or below the Purchase Price?

If Shares having an aggregate purchase price exceeding $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots (as defined in Section 1) of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference), and
•	Second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), we will purchase Shares at the Purchase Price from all other shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law).

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you validly tender all of these Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and do not validly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has Fly or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, our Board of Directors, the Dealer Manager, the Information Agent the Depositary or the Tendering Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether, and at what price or prices, to tender your Shares pursuant to the Offer. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other Offer materials, including the purpose and effects of the Offer. You should discuss whether to tender your Shares with your broker and/or financial or tax advisor. See Section 2.

Do Fly’s directors or executive officers intend to tender their Shares in the Offer?

Our directors and executive officers do not intend to tender their Shares in the Offer. See Section 10.

Summit and Onex

Summit Aviation Partners LLC (“Summit”) and Onex Corporation (“Onex”) and its affiliates own BBAM Limited Partnership (“BBAM”), a leading commercial jet aircraft servicer. We engage affiliates of BBAM, including our Manager, to manage our company and service our aircraft portfolio under management and servicing agreements. As of November 16, 2015, Summit and Onex owned an aggregate of 2,191,060 Shares. These Shares are subject to lock-up provisions.

Summit and Onex have individually informed us that they do not intend to tender their Shares in the Offer, and that, after completion or termination of the Offer, they currently intend to purchase Shares in secondary market transactions, independent of Fly and each other, subject to market and industry conditions, share price and other factors. Specifically, Summit has indicated its current intention to purchase Shares having an aggregate purchase price of approximately $2.0 million and Onex has separately indicated its current intention to purchase Shares having an aggregate purchase price of approximately $8.0 million. Summit and Onex have individually informed us that they will not purchase any Shares until the expiration of at least ten business days after the completion or termination of the Offer. See Section 2.

Does Fly intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

On November 12, 2015, we announced that our Board of Directors approved a new share repurchase program, which provides for the repurchase of up to $100,000,000 of Shares through December 31, 2016. The Offer is a component of this program.

Accordingly, after the completion or termination of the Offer, we intend to purchase additional Shares in the open market, subject to market conditions. We also may purchase Shares through private transactions or other means. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until the expiration of at least ten business days after the expiration or termination of the Offer.

Our announcement of our share repurchase program does not obligate us to repurchase any specific dollar amount or number of our Shares beyond what is provided in this Offer, subject to the terms and conditions thereof. We will determine when, if and how to proceed with any other repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon considerations deemed relevant at the time, including the results of the Offer, the factors considered by our Board of Directors in determining to authorize the Offer as applicable at the time of determination and other conditions and factors that may be deemed relevant by our management and Board of Directors. See Section 2.

Do Summit and Onex intend to purchase any Shares during or after the Offer?

Summit and Onex have individually informed us that, after completion or termination of the Offer, they currently intend to purchase Shares, independent of Fly and each other, in secondary market transactions, subject to market and industry conditions, share price and other factors. Specifically, Summit has indicated its current intention to purchase Shares having an aggregate purchase price of approximately $2.0 million and Onex has separately indicated its current intention to purchase Shares having an aggregate purchase price of approximately $8.0 million. Summit and Onex have individually informed us that they will not purchase any Shares until the expiration of at least ten business days after the completion or termination of the Offer. See Section 2.

What will happen if I do not tender my Shares?

Shareholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will Fly pay for the Shares I tender that are accepted for purchase?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.03 per Share accepted for purchase in the Offer that will be paid to the Depositary, and without interest, for the Shares we purchase promptly after the

Expiration Time. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until after the delivery of Shares tendered at or below the Purchase Price by Notice of Guaranteed Delivery. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Tendering Agent promptly after the Expiration Time. The Tendering Agent will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On November 11, 2015, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NYSE was $13.15 per Share. On November 16, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $13.57. The lower end of the price range for the Offer is below the reported price per Share as of November 16, 2015. We recommend that you obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 7.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Tendering Agent, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders Shares on your behalf, such nominee may charge you a fee for doing so. We recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What is the accounting treatment of the Offer and what will be done with the Shares Purchased?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents in a corresponding amount. See Section 2.

Shares we acquire pursuant to the Offer will be retired and will become authorized and unissued Shares.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in the portion of Section 12 entitled “United States Federal Income Tax Consequences”), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. U.S. Holders that held our Shares for any taxable year during which we were a “passive foreign investment company” (“PFIC”) could be subject to particular adverse tax consequences upon the disposition of such U.S. Holder’s Shares. Please see the portion of Section 12 entitled “United States Federal Income Tax Consequences” for a more detailed discussion on the tax treatment of the Offer to U.S. Holders, including the consequences to U.S. Holders as a result of the PFIC rules. All shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

What are the Irish and Bermudan tax consequences if I tender my Shares?

Irish dividend withholding tax (“DWT”) applies to dividends or “distributions” (as defined in Irish tax law) at a rate of 20% unless an exemption is applicable. As described in more detail in the portion of Section 12 entitled “Irish Tax Considerations,” we believe that an exemption should apply so that the payment by the Company of the Purchase Price should not be treated as a dividend for Irish tax purposes. In addition, the sale of the tendered Shares by the shareholder will be treated as a disposal of an asset by the shareholders for the purposes of Irish tax on capital gains. Transfers of the Shares are exempt from Irish stamp duty for as long as the Shares are dealt in on the NYSE, NASDAQ National Market or any recognized stock exchange in the United States or Canada and the transfer does not relate to Irish property or any matter or thing done or to be done in Ireland. Please see the portion of Section 12 entitled “Irish Tax Considerations” for a more detailed discussion on the Irish tax considerations related to the Offer.

There is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our purchase of Shares under the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Tendering Agent in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Section 5.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Wells Fargo Securities, LLC, the Dealer Manager for the Offer, or D.F. King & Co., Inc., the Information Agent for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials from the Information Agent at the telephone numbers and addresses on the back cover of this Offer to Purchase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that we incorporate by reference herein contain forward-looking statements. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Offer to Purchase.

INTRODUCTION

To the Holders of our Shares:

Fly invites its shareholders to tender some or all of their Shares for purchase by us pursuant to the Offer. Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we are offering to purchase Shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not less than $12.70 and not greater than $14.25 per Share or (ii) Purchase Price Tenders. We are offering to purchase Shares having an aggregate purchase price of up to $75,000,000. After the Expiration Time, assuming the conditions to the Offer have been satisfied, in our reasonable judgment, or waived, we will select the single lowest price within the price range for the Offer that will allow us to purchase Shares having an aggregate purchase price of up to $75,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. All Shares acquired in the Offer will be purchased at the Purchase Price, even for shareholders who have selected a price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be purchased. However, because of the proration and “Odd Lot” priority provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender) will not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $75,000,000. We will return any Shares (i) that are tendered at prices in excess of the Purchase Price and (ii) that we do not purchase because of proration, in each case, as promptly as practicable after the Expiration Time and without expense to the shareholders. See Section 3.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares. Shareholders who validly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares that are the subject of such Letter of Transmittal are being tendered. A shareholder tendering Shares through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and validly withdrawn. See Sections 3 and 4.

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of certain other conditions. See Section 6.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE MANAGER, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, THE TENDERING AGENT OR ANY OF THEIR AFFILIATES, OR ANY SHAREHOLDERS OF THE COMPANY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER, AND AT WHAT PRICE OR PRICES, TO TENDER YOUR SHARES PURSUANT TO THE OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR.

In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Time.

If Shares having an aggregate purchase price of more than $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference), and
•	Second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), we will purchase Shares at the Purchase Price from all other shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law).

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.03 per Share accepted for purchase in the Offer that will be paid to the Depositary, and without interest, for all Shares purchased in the Offer. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Tendering Agent will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Tendering Agent. See Sections 3 and 12 regarding certain U.S. federal income tax consequences of the Offer.

We will pay all fees and expenses incurred in connection with the Offer by D.F. King & Co., Inc., the Information Agent for the Offer, American Stock Transfer & Trust Company, LLC, the Tendering Agent for the Offer, and Wells Fargo Securities, LLC, the Dealer Manager for the Offer. See Section 15.

As of November 11, 2015, the last full trading day preceding the date on which we announced our intention to make the Offer, we had 41,162,354 issued and outstanding Shares. At the maximum Purchase Price of $14.25 per Share, we would purchase approximately 5,263,158 Shares if the Offer is fully subscribed, which would represent approximately 12.79% of our issued and outstanding Shares as of November 11, 2015. At the minimum Purchase Price of $12.70 per Share, we would purchase approximately 5,905,512 Shares if the Offer is fully subscribed, which would represent approximately 14.35% of our issued and outstanding Shares as of November 11, 2015.

If any of our shareholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On November 16, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $13.57. The lower end of the price range for the Offer is below the reported price per Share as of November 16, 2015. We recommend that you obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 7.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares having an aggregate purchase price of up to $75,000,000 validly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Time at a Purchase Price not less than $12.70 and not greater than $14.25 per Share, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.03 per Share accepted for purchase in the Offer that will be paid to the Depositary, and without interest. If Shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer.

The term “Expiration Time” means 5:00 P.M., New York City time, on Wednesday, December 16, 2015. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Time” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares validly tendered at or below the Purchase Price and not validly withdrawn will be subject to proration, except for Odd Lots as described below. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

In accordance with Instruction 5 to the Letter of Transmittal, shareholders desiring to tender Shares must either:

•	effect the tender pursuant to an Auction Tender and specify the price or prices, not less than $12.70 and not greater than $14.25 per Share, at which they are willing to sell their Shares to us in the Offer, or
•	effect the tender pursuant to a Purchase Price Tender and specify that they are willing to sell their Shares to us at the Purchase Price determined in the Offer.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy Shares having an aggregate purchase price of up to $75,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the likelihood that their Shares will be purchased, they should validly tender their Shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.70, the minimum price per Share under the Offer, for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in the tendered Shares being purchased at the minimum price of $12.70 per Share.

Only Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn will be purchased. However, because of the “Odd Lot” priority and proration provisions of the Offer, all of the Shares tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender) will not be purchased if Shares having an aggregate purchase price of more than $75,000,000 are validly tendered at or below the Purchase Price and not validly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the Shares above $14.25 per Share or decrease the price that may be paid for the Shares below $12.70 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or decrease the amount of Shares that we may purchase in the Offer, then the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to the shareholders in the manner specified in Section 14.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

Priority of Purchases.   If Shares having an aggregate purchase price of more than $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference), and
•	Second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), we will purchase Shares at the Purchase Price from all other shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law).

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price (including by Purchase Price Tender). As we noted above, we may elect to purchase Shares having an aggregate purchase price of more than $75,000,000, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots.   The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or ADRs representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration.   If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the shareholder to the total number of Shares validly tendered and not validly withdrawn by all shareholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares validly tendered and not validly withdrawn, including pursuant to the guaranteed delivery procedures, we do not expect that we will be able to announce the final proration factor, if any, or commence payment for any Shares purchased pursuant to the Offer until after the delivery of Shares tendered at or below the Purchase Price by Notice of Guaranteed Delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in the portion of Section 12 entitled “United States Federal Income Tax Consequences,” the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Tendering Agent the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

On November 12, 2015, we announced that our Board of Directors approved the elimination of dividend payments on our Shares and authorized a new program to repurchase up to $100,000,000 of Shares. This Offer is one component of that program. We believe that we can generate greater long-term value for shareholders by investing our cash flow from operations in aircraft acquisitions that are accretive to earnings and cash flow on a per share basis, and returning cash to our shareholders through share repurchases rather than periodic dividends. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. The repurchase of Shares pursuant to the Offer and the subsequent purchases in open-market transactions or otherwise demonstrate our commitment to shareholder value creation.

In determining to authorize the share repurchase program and the Offer, our Board of Directors considered a broad range of factors, including the aggregate fair market value of our assets and the total amount of our liabilities (including contingent liabilities), the amount of excess capital we have available to return to shareholders, market conditions, our financial condition, operations, liquidity and capital needs, strategy and expectations for the future, the current and historical market prices of our Shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business, the securities markets generally and our ability to continue to execute our aircraft acquisition program and to meet our liabilities.

Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitation fees and stock transfer taxes) and is consistent with our goal of shareholder value creation. Shareholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances, if any, will exceed our capital requirements for normal operations, capital expenditures, debt maintenance and acquisitions and other opportunities for growth that may arise.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE MANAGER, THE DEALER MANAGER, INFORMATION AGENT, DEPOSITARY, THE TENDERING AGENT OR ANY OF THEIR AFFILIATES, OR ANY SHAREHOLDER OF THE COMPANY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER, AND AT WHAT PRICE OR PRICES, TO TENDER YOUR SHARES PURSUANT TO THE OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR.

Potential Risks and Disadvantages of the Offer.   The Offer also presents some potential risks and disadvantages to us and our continuing shareholders. The amount of our cash and cash equivalents will decrease as a result of the Offer and the purchase of Shares pursuant thereto. In addition, the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), which could result in lower share prices or reduced liquidity in the trading market for our Shares following completion of the Offer.

Certain Effects of the Offer.   As of November 11, 2015, the last full trading day before we announced our intention to make the Offer, we had 41,162,354 issued and outstanding Shares. At the maximum Purchase Price of $14.25 per Share, we would purchase approximately 5,263,158 Shares if the Offer is fully subscribed, which would represent approximately 12.79% of our issued and outstanding Shares as of November 11, 2015. At the minimum Purchase Price of $12.70 per Share, we would purchase approximately 5,905,512 Shares if the Offer is fully subscribed, which would represent approximately 14.35% of our issued and outstanding Shares as of November 11, 2015.

Based on the published guidelines of the NYSE and the conditions of the Offer, we expect that our purchase of Shares pursuant to the Offer will not result in delisting of our remaining Shares on the NYSE. Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, us determining that the consummation of the Offer will not cause our Shares to be delisted from the NYSE or our Shares to be held by fewer than 400 persons. See Section 6.

Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the Offer. The lower end of the price range for the Offer is below the reported price per Share as of November 16, 2015, the last full trading day before we commenced the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Shareholders who choose not to tender their Shares will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future.

If certain of our large shareholders do not participate in the Offer, it will further concentrate their ownership of Fly. Concentrated ownership may limit the ability of our shareholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control. See Section 10 for information regarding the beneficial ownership of certain of Fly’s large shareholders.

The accounting for our purchase of Shares in the Offer will result in a reduction of our GAAP shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents in a corresponding amount.

We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances, if any, will exceed our capital requirements for normal operations, capital expenditures, debt maintenance and acquisitions and other opportunities for growth that may arise.

Our directors and executive officers do not intend to tender their Shares in the Offer. Each of Summit and Onex have individually informed us that they do not intend to tender their Shares in the Offer.

Shares we acquire pursuant to the Offer will be retired and will become authorized and unissued Shares.

The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Tendering Agent, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Tendering Agent and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Other Share Repurchases by Fly.   On November 12, 2015, we announced that our Board of Directors approved the elimination of dividend payments on our Shares and authorized a new program to repurchase up to $100,000,000 of Shares. This Offer is one component of that program.

After the completion or termination of the Offer, we intend to purchase additional Shares in the open market subject to market conditions. We also may purchase Shares in private transactions or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until the expiration of at least ten business days after the expiration or termination of the Offer.

Our announcement of our share repurchase program does not obligate us to repurchase any specific dollar amount or number of our Shares beyond what is provided in this Offer, subject to the terms and conditions thereof. We will determine when, if and how to proceed with any other repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon considerations deemed relevant at the time, including the results of the Offer, the factors considered by our Board of Directors in determining to authorize the Offer (as described above in this Section 2) as applicable at the time of determination, and our evaluation of our liquidity and capital needs (including for strategic and other opportunities), our business, results of operations, and financial position and prospects, our credit ratings, general financial, economic and market conditions, prevailing market prices for our Shares, and corporate, regulatory and legal requirements, and other conditions and factors deemed relevant by our management and Board of Directors. The share repurchase program may be suspended or discontinued at any time. There can be no assurance as to the actual volume of Share repurchases in any given period or over the term of the program, if any, or as to the manner or terms of any such repurchases.

Share Purchases by Summit and Onex.   Summit and Onex have individually informed us that, after completion or termination of the Offer, they currently intend to purchase Shares, independent of Fly and each other, in secondary market transactions, subject to market and industry conditions, share price and other factors. Specifically, Summit has indicated its current intention to purchase Shares having an aggregate purchase price of approximately $2.0 million and Onex has separately indicated its current intention to purchase Shares having an aggregate purchase price of approximately $8.0 million. Summit and Onex have individually informed us that they will not purchase any Shares until the expiration of at least ten business days after the completion or termination of the Offer, and that such purchases will be conducted independent of Fly and each other on the open market at prevailing market prices on the NYSE, through private agreements with arm’s-length unaffiliated third-party sellers, or through a combination of the foregoing. Summit and Onex have individually informed us that they currently intend to complete such purchases during the first half of 2016, subject to a substantial unanticipated deterioration in industry or market conditions, and in all cases subject to applicable law. Summit and Onex may also elect, in their sole discretion, during or after the purchase period described above, to purchase more than the approximately $2.0 million and approximately $8.0 million aggregate principal amount of Shares each has indicated a current intention to purchase. Any purchases by Summit or Onex may be at prices that are higher or lower than the Purchase Price determined for the Offer, and will be entirely within the discretion of Summit and Onex, respectively. Summit and Onex are not obligated under any contractual arrangement to purchase any specific dollar amount or number of our Shares, or to purchase our Shares at any particular time. There can be no assurance as to the actual volume of Share purchases, if any, by either Summit or Onex in any given period, or as to the purchase price, manner or terms of any such purchases.

Other Plans.   Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;
•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on our Board of Directors);
•	any material change in our present dividend policy;
•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;
•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;
•	the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program as described above; or
•	any changes in our memorandum of association, bye-laws or other governing instruments or other actions that could impede the acquisition of control of the Company.

We regularly consider alternatives to enhance shareholder value, including repurchases of Shares through open market purchases, private transactions, exchange offers, tender offers or other means, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase or incorporated by reference, as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives; however, we reserve the right to change our plans and intentions at any time, as we deem appropriate. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from us deciding to undertake any such alternatives.

Our Board of Directors, working with its Nominating and Corporate Governance Committee, reviews the appropriate characteristics, skills and experience for the Board of Directors as a whole and its individual members and in connection therewith, from time to time, may consider increases in the size of our Board of Directors and the appointment of new directors.

3.	Procedures for Tendering Shares.

Valid Tender of Shares.   For Shares to be validly tendered pursuant to the Offer:

•	the ADRs for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Wednesday, December 16, 2015, or such later time and date to which we may extend the Offer, by the Tendering Agent at the applicable address set forth on the back cover of this Offer to Purchase; or
•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender Shares in the Offer should either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tenders: Shares Tendered at a Price Determined by You,” indicating the price (in increments of $0.05) at which Shares are being tendered, or the box in the section of the Letter of Transmittal captioned “Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer,” in which case the shareholder will be deemed to have tendered Shares at the minimum price of $12.70 per Share for purposes of determining the Purchase Price. Shareholders who validly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the likelihood that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.70 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer. See Section 7 for recent market prices for our Shares.

If tendering shareholders wish to indicate a specific price at which their Shares are being tendered, they must check a box under the section captioned “Auction Price Tenders: Shares Tendered at a Price Determined by You.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box representing a price that is greater than the Purchase Price. A shareholder not tendering directly through DTC using ATOP who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. A shareholder tendering Shares through DTC using ATOP who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Tendering Agent for additional instructions.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Tendering Agent.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering shareholder.

Signature Guarantees and Method of Delivery.   No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 6 and 8 to the Letter of Transmittal. If the ADRs for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or ADRs for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the ADRs surrendered, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed by an Eligible Institution. See Instructions 6 and 8 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tendering Agent of a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Tendering Agent will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Tendering Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and ADRs for Shares, must be made to the Tendering Agent and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT CONSTITUTE VALID DELIVERY TO THE TENDERING AGENT.

Book-Entry Delivery.   For purposes of the Offer, the Tendering Agent will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Tendering Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Tendering Agent’s account at DTC, either (i) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Tendering Agent at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tendering Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tendering Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such DTC participant.

Guaranteed Delivery.   If a shareholder wishes to tender Shares pursuant to the Offer and such shareholder’s ADRs for Shares are not immediately available or the procedure for book-entry transfer cannot be completed before the Expiration Time, or if time will not permit all required documents to reach the Tendering Agent before the Expiration Time, the Shares still may be tendered, if all of the following conditions are satisfied:

•	the Tendering Agent receives by facsimile transmission, on or before the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and
•	the confirmation of book-entry transfer of the Shares into the Tendering Agent’s account at DTC, together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Tendering Agent within three business days after the date of receipt by the Tendering Agent of the Notice of Guaranteed Delivery.

Shareholders may contact the Dealer Manager, Information Agent or the shareholder’s broker for assistance. The contact information for the Dealer Manager and the Information Agent is on the back cover page of this Offer to Purchase.

Return of Unpurchased Shares.   If any tendered Shares are not purchased or are validly withdrawn, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, or, in the case of Shares in ADR form, the Tendering Agent will return ADRs as promptly as practicable after the expiration or termination of the Offer or the valid withdrawal of the Shares as applicable, in each case without expense to the shareholder.

Backup Withholding.   Under U.S. federal income tax laws, payments to a tendering shareholder may be subject to “backup withholding” at a 28% rate, unless a tendering shareholder:

•	provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information; or
•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A tendering shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each tendering shareholder that is a U.S. person should provide the Tendering Agent (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a tendering shareholder that is not a U.S. person should complete and sign the appropriate IRS Form W-8, attesting to that shareholder’s exempt status. Such forms may be obtained from the Tendering Agent or from the IRS website at www.irs.gov. See Section 12 and “Important U.S. Tax Information” in the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld under the backup withholding rules as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders of any Shares that we determine are not in valid form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Dealer Manager, the Information Agent, the Tendering Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by Fly Constitutes an Agreement.   A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (x) has a net long position equal to or greater than the amount of (A) Shares tendered or (B) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (y) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Tendering Agent or us, execute and deliver any additional documents deemed by the Tendering Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A validly completed Letter of Transmittal, or Agents’ Message, and any other documents required by the Letter of Transmittal must be delivered to the Tendering Agent and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost ADRs.   If the ADRs that a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

ADRs FOR SHARES, TOGETHER WITH A VALIDLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE TENDERING AGENT AND NOT TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, OR THE INFORMATION AGENT WILL NOT CONSTITUTE VALID DELIVERY TO THE TENDERING AGENT.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on January 14, 2016. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. Please be advised that any nominee holding your Shares may have its own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any nominee holding your Shares to determine its deadline.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tendering Agent may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Tendering Agent at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information in the preceding paragraph is included. If the ADRs for Shares to be withdrawn have been delivered or otherwise identified to the Tendering Agent, then, before the release of those ADRs, the tendering shareholder also must submit the serial numbers shown on those particular ADRs for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. None of us, the Dealer Manager, the Information Agent, the Tendering Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for Shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (ii) accept for payment and pay for (and thereby purchase) Shares with an aggregate Purchase Price of up to $75,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) which are validly tendered at prices at or below the Purchase Price and not validly withdrawn on or before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority and proration, Shares that are validly tendered at or below the Purchase Price and not validly withdrawn only when, as and if we give oral or written notice to the Tendering Agent of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Tendering Agent of ADRs for Shares or book-entry confirmation of Shares into the Tendering Agent’s account at DTC, a validly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Tendering Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until after the delivery of Shares tendered at or below the Purchase Price by Notice of Guaranteed Delivery. Unless a shareholder specified otherwise in the Letter of Transmittal, ADRs for all Shares tendered and not purchased, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer without expense to the tendering shareholders. Payment of the Purchase Price is subject to any applicable withholding taxes and a cancellation fee of $0.03 per Share accepted for purchase in the Offer that will be paid to the Depositary. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Time any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:
•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;
•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;
•	materially impairs the contemplated benefits of the Offer to us; or
•	could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;
•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Ireland or Bermuda, whether or not mandatory;
•	the commencement or material escalation, on or after November 16, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, Ireland or Bermuda;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;
•	any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the NASDAQ Composite Index, the Dow Jones Industrial Average, the New York Stock Exchange Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 16, 2015, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Shares or on the benefits we expect to receive from the Offer;
•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares or on the benefits we expect to receive from the Offer; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	there has been any legislation amending the Code that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;
•	there has been any legislation amending Irish or Bermudan tax laws or otherwise is pending, the effect of which would be to change the Irish or Bermudan tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;
•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;
•	we learn that:
•	any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before November 16, 2015);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before November 16, 2015 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer or as disclosed in this Offer to Purchase), beneficial ownership of an additional 1% or more of our outstanding Shares; or
•	any new group has been formed that beneficially owns (as a group) more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•	any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries;
•	any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares or on the benefits we expect to receive from the Offer; or
•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held by fewer than 400 persons.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

7.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NYSE. Our Shares trade on the NYSE under the symbol “FLY.”

Price Range of Shares.   The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the NYSE.

Year ended December 31, 2013

	High	Low
First Quarter	$16.50	$12.51
Second Quarter	$17.37	$14.63
Third Quarter	$17.30	$12.63
Fourth Quarter	$16.34	$13.31

Year ended December 31, 2014

	High	Low
First Quarter	$16.59	$14.36
Second Quarter	$15.08	$13.15
Third Quarter	$15.13	$12.75
Fourth Quarter	$14.21	$10.86

Year ending December 31, 2015

	High	Low
First Quarter	$15.55	$13.01
Second Quarter	$16.29	$14.48
Third Quarter	$16.05	$11.77
Fourth Quarter (through November 16, 2015)	$13.94	$12.09

On November 11, 2015, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NYSE was $13.15 per Share. On November 16, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $13.57. We recommend that shareholders obtain a current market quotation for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer.

Dividends.   We have paid a dividend each quarter since our initial public offering in 2007. We paid $42.8 million and $31.9 million in dividends and dividend equivalents in 2014 and the first nine months of 2015, respectively.

On November 12, 2015, we announced the elimination of our quarterly dividend, and the commencement of a new $100,000,000 share repurchase plan effective through December 31, 2016, of which the Offer is one component. The declaration and payment of future dividends will be at the discretion of our Board of Directors and will be dependent upon, among other factors, our future earnings, financial condition and capital requirements.

8.	Source and Amount of Funds.

The maximum aggregate purchase price for the Shares purchased in the Offer will be $75,000,000, unless the Offer is amended. We intend to fund the purchase of Shares in the Offer from our available cash and cash equivalents.

9.	Certain Information Concerning the Company.

General.

Fly Leasing Limited is a Bermuda exempted company that was incorporated on May 3, 2007, under the provisions of Section 14 of the Companies Act 1981 of Bermuda. We are principally engaged in purchasing commercial aircraft which we lease under multi-year contracts to a diverse group of airlines throughout the world.

As of September 30, 2015, we owned 116 aircraft, 33 of which were held for sale. This figure does not include two Boeing 767 aircraft owned by a joint venture in which we have a 57% interest.

Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Although we are organized under the laws of Bermuda, we are resident in Ireland for Irish tax purposes and thus are subject to Irish corporation tax on our income in the same way, and to the same extent, as if we were organized under the laws of Ireland. Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353-1-231-1900. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

BBAM is a leading commercial jet aircraft servicer. BBAM and its affiliates assist us in acquiring, leasing, re-marketing and selling aircraft, manage our day-to-day operations and affairs and act as servicer for our portfolio of aircraft and related leases.

Our web address is: www.flyleasing.com. The information contained on or connected to our website is not incorporated by reference into this Offer to Purchase.

Where You Can Find More Information.   We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and fulfill the obligations with respect to those requirements by filing reports with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference rooms in Washington, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014; and
•	our Current Reports on Form 6-K filed on March 27, 2015, April 23, 2015, May 11, 2015, June 22, 2015, June 23, 2015, August 5, 2015, September 18, 2015, October 2, 2015 and November 13, 2015; and
•	our Registration Statement on Form 8-A filed on September 25, 2007.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You also may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

You may obtain information regarding the Offer
from the Information Agent as follows:

48 Wall Street – 22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
And Others Call Toll Free: (866) 406-2283
Email: flyleasing@dfking.com

10.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership.   As of November 11, 2015, the last full trading day before we announced our intention to make the Offer, we had 41,162,354 issued and outstanding Shares. Because the Purchase Price will be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. If the Offer is fully subscribed at the maximum Purchase Price, the approximately 5,263,158 Shares that we would purchase in the Offer represent approximately 12.79% of the Shares issued and outstanding on November 11, 2015. If the Offer is fully subscribed at the minimum Purchase Price, the approximately 5,905,512 Shares that we would purchase in the Offer represent approximately 14.35% of the Shares issued and outstanding on November 11, 2015.

Our directors and executive officers do not intend to tender their Shares in the Offer. As of November 11, 2015, none of our directors or executive officers individually owned more than 1% of our outstanding Shares. Assuming the completion of the Offer, the proportional holdings of our directors and executive officers will increase. Further, our directors and executive officers may, in compliance with applicable law and subject to any applicable restrictions on transfer, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.

The following table sets forth the name, address and share ownership of each person or organization known to us to be the beneficial owner of more than 5% of our outstanding common shares. The last column of the table below reflects ownership percentages after giving effect to the Offer, assuming Fly purchases approximately 5,905,512 Shares (the maximum number of Shares we would purchase at the minimum Purchase Price of $12.70) and that such holders do not tender any Shares.

		Percent of Total Outstanding Common Shares
Name and Address of Beneficial Owner	Number of Shares	Prior to Offer	Following Offer
Thornburg Investment Management Inc.(1) 2300 North Ridgetop Road Santa Fe New Mexico 87506	2,337,158	5.69%	6.64%
(1)	The information above and in this footnote is based on information taken from the Schedule 13G filed with the SEC on February 3, 2015 by Thornburg Investment Management Inc., which has sole voting power and sole dispositive power over 2,337,158 Shares.

Recent Securities Transactions.   Based on our records and information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we, nor, to the best of our knowledge, any of our directors or executive officers or subsidiaries, has effected any transactions in Shares during the 60 day period before the date hereof.

Share Repurchase Program.   On November 12, 2015, we announced that our Board of Directors approved the elimination of dividend payments on our Shares and authorized a new program to repurchase up to $100,000,000 of Shares, effective through December 31, 2016. This Offer is one component of that program. After the completion or termination of the Offer, we intend to purchase additional Shares in the open market, or in private transactions or otherwise, subject to market conditions. The declaration and payment of future dividends will be at the discretion of our Board of Directors and will be dependent upon, among other factors, our future earnings, financial condition and capital requirements.

Compensation of Directors.   Each independent member of our Board of Directors receives an annual cash retainer of $125,000 payable in equal quarterly installments. Our chairman receives an additional $60,000 per year. Each independent director who is a chairman of a committee of the Board of Directors receives an additional $10,000 per year. The directors appointed by the Manager receive no additional compensation beyond their participation in the 2010 Plan (as defined below).

We paid to our directors aggregate cash compensation of $600,000 for services rendered in 2014. We do not have a retirement plan for our directors.

Executive Compensation.   We do not have any employees. Pursuant to the management agreement we have with our Manager, we have the dedicated services of our Manager’s chief executive officer and chief financial officer, who serve as our chief executive officer and chief financial officer by appointment of our Board of Directors but who remain employees of BBAM LP. The services performed by our chief executive officer and chief financial officer are provided at the cost of our Manager or an affiliate of our Manager. Our Manager or an affiliate of our Manager, in consultation with the compensation committee of our Board of Directors, determines and pays the compensation of our chief executive officer and chief financial officer. We do not provide retirement benefits to any officer or employee.

On April 29, 2010, we adopted the 2010 Omnibus Incentive Plan (the “2010 Plan”) and reserved 1,500,000 shares for issuance under the 2010 Plan. The 2010 Plan permitted the grant of (i) stock appreciation rights (“SARs”); (ii) restricted stock units (“RSUs”); (iii) nonqualified stock options; and (iv) other stock-based awards. By June 30, 2012, we had made all permitted grants under the 2010 Plan.

SARs entitle the holder to receive any increase in value between the grant date price of Fly’s Shares and their value on the exercise date. RSUs entitle the holder to receive a number of Fly’s Shares equal to the number of RSUs awarded upon vesting. The SARs and RSUs granted in 2010 vest in three equal installments on the last day of the sixth, 18th and 30th month following the date of grant, and expire on the tenth anniversary of the grant date. The SARs and RSUs granted in 2011 and 2012 vest in three equal installments on the first, second and third anniversary of the grant date. We settle SARs and RSUs with newly issued Shares.

The holder of a SAR or RSU grant is also entitled to dividend equivalent rights on each SAR and RSU that has been granted. For each dividend equivalent right, the holder shall have the right to receive a cash amount equal to the per share dividend paid by us during the period between the grant date and the earlier of the (i) award exercise date or vesting date, (ii) termination date or (iii) expiration date. Dividend equivalent rights expire at the same time and in the same proportion that the SARs and RSUs are either exercised, canceled, forfeited or expired. Dividend equivalent rights are payable to the holder only when the SAR or RSU on which the dividend equivalent right applies has vested.

General.   Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. For detailed descriptions of the arrangements disclosed above, please see our reports filed with the SEC. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

11.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of the Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept Shares for payment and pay for Shares are subject to certain conditions. See Section 6.

12.	Tax Considerations.

United States Federal Income Tax Consequences

The following discussion describes certain material U.S. federal income tax consequences of the Offer to U.S. Holders (defined below) whose Shares are properly tendered and accepted for payment pursuant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing, temporary and proposed regulations thereunder, published rulings and court decisions, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion addresses only Shares held as “capital assets” within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their individual investment circumstances, including shareholders subject to special tax rules (for example, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships or other entities treated as partnerships for U.S. federal income tax purposes and their partners, tax-exempt organizations (including private foundations), shareholders who are not U.S. Holders (as defined below), U.S. expatriates or former long-term residents, shareholders who own (directly, indirectly or constructively) 10% or more of our voting stock, controlled foreign corporations, passive foreign investment companies, shareholders who acquired their Shares pursuant to any employee share option or otherwise as compensation, shareholders that hold their Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or shareholders that have a functional currency other than the United States dollar), all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding our Shares should consult their own tax advisors regarding the tax consequences of participating in the Offer. This description does not address tax consequences arising under any laws other than U.S. federal income tax laws, including under state, local or foreign laws, or under U.S. federal estate or gift tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

Characterization of the Purchase

Our purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. Our purchase of Shares pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests — Determination of Sale or Distribution Treatment

Our purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the U.S. Holder’s equity interest in us;
•	as a result of the purchase, there is a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in us; or
•	the receipt of cash by the U.S. Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of Shares pursuant to the Offer will be treated as a distribution. In determining whether any of the Section 302 tests has been met, a U.S. Holder must take into account not only Shares it actually owns, but also Shares it constructively owns within the meaning of Section 318 of the Code (including Shares that may be acquired through options that it owns, Shares held by certain members of the U.S. Holder’s family, or Shares held by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest).

One of the following tests must be satisfied for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.

Complete Redemption.   The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interest in the Company if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company. In applying the “complete redemption” test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire Shares of the Company will be treated as the constructive owner of such equity interests and therefore will not be eligible for “complete redemption” treatment, even if all of such U.S. Holder’s actual Shares are sold in the transaction.

Substantially Disproportionate.   In general, the purchase of a U.S. Holder’s Shares pursuant to the Offer will be “substantially disproportionate” as to the U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

Not Essentially Equivalent to a Dividend.   Our purchase of a U.S. Holder’s Shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” should consult their tax advisors to determine the possibility of satisfying this test.

We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all of the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

Treatment as a Dividend or Distribution.

If a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares, and the U.S. Holder’s tax basis in the purchased Shares generally will be added to any Shares retained by such U.S. Holder. Subject to the PFIC rules discussed below, this distribution generally will be treated as a dividend, which may be taxable as ordinary income, to the extent of our current or accumulated earnings and profits allocated to the U.S. Holder’s Shares, as determined under U.S. federal income tax principles. We may at any time, at our discretion, determine not to maintain calculations of our earnings and profits on the basis of U.S. federal income tax principles. If so, any distribution would generally be treated as a “dividend” for U.S. federal income tax purposes.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. In addition, “extraordinary dividends” include dividends received within a one year period that, in the aggregate, equal or exceed 20% of the shareholder’s adjusted tax basis (or fair market value).

Treatment as a Sale or Exchange.

A U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Shares purchased by us pursuant to the Offer and, subject to the PFIC rules discussed below, generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such Shares. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of our purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. See, however, the discussion of the PFIC rules below, which could materially alter this treatment. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations (including the “wash sale” rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Medicare Surtax

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% Medicare surtax on the lesser of the holder’s modified gross income for the taxable year over a certain threshold and net investment income, including dividends and gains from the sale or other taxable disposition of the Shares. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of the Shares.

Passive Foreign Investment Company Rules

As reported in our Annual Form 20-F, we expect that we will be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and for the foreseeable future. However, no assurance can be given that we (or any of our subsidiaries) will or will not be considered a PFIC in the current or future years. The determination whether or not we are a PFIC is a factual determination that is made annually (after the close of each taxable year) based on the types of income we earn and the value of our assets, and because certain aspects of the PFIC rules are not entirely certain, there can be no assurance that we are or are not a PFIC or that the IRS will agree with our conclusion regarding our PFIC status.

Our potential classification as a PFIC could result in adverse tax consequences for U.S. Holders who dispose of their Shares pursuant to the Offer. Generally, U.S. Holders that held Shares in a foreign corporation during any taxable year in which the corporation qualifies as a PFIC will be subject to tax at ordinary income tax rates on any gain recognized on the sale of the Shares or on any “excess distribution” paid on the Shares (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years or the U.S. Holder’s holding period, whichever is shorter). In addition, such U.S. Holders generally will be subject to an interest charge on the portion of such gain or excess distribution that is allocable to previous tax years during which we were a PFIC. However, certain elections (including a QEF election or a “mark to market” election) may have been made by U.S. Holders that may mitigate the adverse consequences resulting from PFIC status. U.S. Holders that have made any such election should consult their tax advisors regarding the tax consequences of the dispositions of Shares. Certain tax filing requirements apply to U.S. Holders who hold and/or dispose of Shares of a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of disposing of our Shares pursuant to the Offer, in light of our PFIC status, as well as any resulting filing requirements that may apply.

It is also possible that one or more of our subsidiaries is or will become a PFIC. Such determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the amount and nature of a subsidiary’s income, as well as the market valuation and nature of a subsidiary’s assets. In such case, assuming a U.S. Holder does not receive from such subsidiary the information that the U.S. Holder needs to make a QEF election with respect such a subsidiary, a U.S. Holder generally will be deemed to own a portion of the Shares of such lower-tier PFIC and may incur liability for a deferred tax and interest if the U.S. Holder is deemed to have disposed of an interest in the lower-tier PFIC (including through a sale of our Shares). There is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC, or that we will cause the lower-tier PFIC to provide the required information for a U.S. Holder to make or maintain a QEF election with respect to the lower-tier PFIC. In addition, a mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are advised to consult with their tax advisors regarding the tax issues raised by lower-tier PFICs.

Information Reporting and Backup Withholding

A U.S. Holder that is considered a “significant holder” within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges Shares for cash pursuant to the Offer may be required to comply with the reporting requirements of such regulation. In addition, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), who tender their Shares. Each U.S. Holder will be asked to provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Irish Tax Considerations

The following discussion reflects the material Irish tax consequences applicable to both Irish and Non-Irish Holders (as defined below) who are beneficial owners of our Shares. This discussion is based on Irish tax law, statutes, treaties, regulations, rulings and decisions all as of the date of this Offer to Purchase.

Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, to what impact, if any, such changes will have on the summary contained in this Offer to Purchase. Legislative or judicial changes, as well as changes in administrative practice, may modify or change statements expressed herein.

This summary is of a general nature only. It does not constitute legal or tax advice nor does it discuss all aspects of Irish taxation that may be relevant to any particular holder of our Shares. The Irish tax treatment of a holder of our Shares may vary depending upon such holder’s particular situation, and holders or prospective purchasers of our Shares are advised to consult their own tax advisors as to the Irish or other tax consequences of the holding and disposition of our Shares.

For the purposes of this summary of Irish tax considerations:

•	An “Irish Holder” is a holder of our Shares that (1) beneficially owns the Shares; (2) in the case of individual holders, is resident or ordinarily resident in Ireland under Irish taxation laws; and (3) in the case of a holder that is a company, is resident in Ireland under Irish taxation laws and is not also a resident of any other country under any double taxation agreement entered into by Ireland.
•	A “Non-Irish Holder” is a holder of our Shares that (1) beneficially owns the Shares and (2) is not an Irish Holder and has never been an Irish Holder.

Irish Dividend Withholding Tax

Irish DWT applies to dividends or “distributions” (as defined in Irish tax law) at a rate of 20% unless an exemption is available.

Where an Irish resident company pays an amount on redemption or repurchase of its shares that exceeds the original subscription price for those shares, the excess is usually treated as a distribution and is subject to DWT. There is an exception to this treatment where the shares in question, are “quoted shares” being shares that are listed on a recognized stock exchange such as the NYSE or NASDAQ. Where the exception applies to the redemption or repurchase by an Irish resident company of its shares, the payment by the Irish resident company may be paid without DWT irrespective of the identity of the shareholder. The exception will not apply if the redemption or repurchase of the shares forms part of a scheme or arrangement the main purpose or one of the main purposes of which is to enable the owner of the shares to particulate in the profits of the company without receiving a dividend.

We believe that this exemption should apply so that the payment by the Company of the Purchase Price should not be subject to DWT.

Taxation of Capital Gains

The sale of the tendered Shares by the Shareholder will be treated as a disposal of an asset by the Shareholders for the purposes of Irish tax on capital gains.

Non-Irish Holders

Non-Irish Holders are not subject to Irish tax on capital gains arising on the disposal of our Shares, provided that the Shares are not held by or in connection with a permanent establishment of that Non-Irish Holder in Ireland.

Irish Holders

Irish Holders that dispose of their Shares will be subject to Irish capital gains tax (“CGT”) to the extent that the proceeds realized from such disposition exceed the base cost of the Shares disposed of and any incidental expenses. Irish Holders that acquire Shares will generally be considered, for Irish tax purposes, to have acquired their Shares at a base cost equal to the amount paid for the Shares. On subsequent dispositions, Shares acquired at an earlier time will generally be deemed, for Irish tax purposes, to be disposed of on a “first in first out” basis before Shares acquired at a later time. Disposals are subject to CGT at 33%. Unutilized capital losses from other sources generally can be used to reduce gains realized on the disposal of our Shares.

An annual exemption allows individuals to realize chargeable gains of up to €1,270 in each tax year without giving rise to CGT. This exemption is specific to the individual and cannot be transferred between spouses. Irish Holders are required, under Ireland’s self-assessment system, to file a tax return reporting any chargeable gains arising to them in a particular tax year. When disposal proceeds are received in a currency other than euro they must be translated into euro amounts to calculate the amount of any chargeable gain or loss. Similarly, acquisition costs denominated in a currency other than the euro must be translated at the date of acquisition to euro amounts. Irish Holders that realize a loss on the disposition of our Shares generally will be entitled to offset such allowable losses against capital gains realized from other sources in determining their CGT liability in a year. Allowable losses which remain unrelieved in a year generally may be carried forward indefinitely for CGT purposes and applied against capital gains in future years. Transfers between spouses will not give rise to any chargeable gain or loss for CGT purposes.

Irish Stamp Duty

Transfers of the Shares are exempt from Irish stamp duty for as long as the Shares are dealt in on the NYSE, NASDAQ National Market or any recognized stock exchange in the United States or Canada and the transfer does not relate to Irish property or any matter or thing done or to be done in Ireland.

Irish stamp duty does not arise on a redemption of Shares.

Bermuda Tax Considerations

There is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our purchase of Shares under the Offer.

13.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower share prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Fly shareholders. Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Tendering Agent and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Tendering Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the value of Shares purchased in the Offer, the increase exceeds 2% of the Shares outstanding, and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to the shareholders in the manner specified in this Section 14. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

15.	Fees and Expenses.

We have retained Wells Fargo Securities, LLC to act as the Dealer Manager in connection with the Offer, which will receive a reasonable and customary fee for providing these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King & Co., Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. D.F. King & Co., Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained American Stock Transfer & Trust Company, LLC to act as Tendering Agent in connection with the Offer. American Stock Transfer & Trust Company, LLC, in its capacity as Tendering Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of- pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain of our officers may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Tendering Agent. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Tendering Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer.

The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth in Section 9 with respect to information concerning the Company.

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or the other Offer materials. If given or made, you should not rely on that information or representation as having been authorized by us, the Dealer Manager, the Tendering Agent or the Information Agent.

Fly Leasing Limited

November 17, 2015

The Tendering Agent for the Offer is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue
Brooklyn, New York 11219
Attn: Reorganization Department

Facsimile (for withdrawals only): (718) 234-5001

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer materials may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
And Others Call Toll Free: (866) 406-2283
Email: flyleasing@dfking.com

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue
New York, New York 10152
Call: (212) 214-6400
Call Toll Free: (877) 450-7515